Exhibit 99.1

October 14 ,2008 - CDEX Inc Concludes Successful Presentations of its ID2 Line of Narcotics Detection Products at the COPSWEST Trade Show and Conference in Ontario, California

CDEX Security Division introduces new, economical narcotics analyzer for in-station use - ID2 Narcolyzer tm


Tucson, Arizona - October 14, 2008 - CDEX Inc. (OTCBB:CEXI) today announced the introduction of its latest product, the ID2 Narcolyzer tm at the COPSWEST Trade Show and Conference, recently held in Ontario, California. The ID2 Narcolyzer was featured at the CDEX display booth along with its sister product, the hand-held ID2 Meth Scanner tm, showcasing CDEX's breakthrough technology for the law enforcement market. The Narcolyzer is an economical, table-top device which employs the same technology used in the CDEX ValiMed CCT system, currently installed at hospitals around the world. The ID2 Narcolyzer identifies illegal drugs within seconds using CDEX's patented enhanced photoemission spectroscopy. The unit will currently identify methamphetamine, cocaine, and heroin, and additional substances will be added based on market demand.

Steve Schmidt, VP of CDEX's Security Division remarked, "The COPSWEST Show was a great success for CDEX. This prestigious conference featured over 300 exhibitors, a robust educational program and it attracted over 2,000 law enforcement officials eager to see the latest products and technology. We were the only exhibitor featuring illicit drug detection equipment and our booth was very busy from the opening until the closing bell. As we have seen at other demonstrations of our technology, there was fascination and interest for both of our featured products at the booth. The Meth Scanner provides a unique, reliable, and lightweight field instrument and the Narcolyzer is a fast, accurate, in-station device that can be purchased well below the price of conventional analytical equipment."

Mr. Schmidt went on to say, "The overwhelmingly positive responses at COPSWEST validated the efficacy of our technology for law enforcement applications. The products performed flawlessly. Based on the success of its public debut, we will now proceed to a formal launch process for the Narcolyzer and continued market development for the Meth Scanner. The introduction of a second product will build brand awareness for CDEX's ID2 family of illicit drug detectors and attract new distributors to drive increasing revenue streams going forward. We are very excited about our future as a supplier of unique products to help law enforcement in the battle against illegal drugs."

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ABOUTCDEX

CDEX is a technology development company, currently manufacturing and globally distributing chemical detection products in the medication safety and security markets The Valimed tm product line provides life-saving validation of high-risk medications and returned narcotics. The ID2(TM) product line provides revolutionary new tools in the global battle against illegal drugs, such as methamphetamine. CDEX expects to advance its proprietary technology to serve additional markets and applications. Corporate headquarters and R&D facilities are located in Tucson, Arizona with an international office in Paris, France. For more information, visit www.CDEXInc.com or contact Dale Jahr, Director of Investor Relations, (djahr@cdex-inc.com) at (605) 399-3617.


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